

George Condo (b. 1957)
Initial Offering Price
$3,441,000
Offering Circular
sec.gov
Price Appreciation of Similar Works
20.8%
Similar Sales
Record Price
Repeat Sales
$3.5m
$3.0m
$2.5m
$2.0m
$1.5m
$1.0m
14
15
16
17
18
19
20
21
22
From 2022-2023, George Condo's average painting price increased from $510,488 to $800,642, representing a 32% increase. Our painting, of Condo's desirable psychological cubism style had a similar work sell for over $3.5M in 2021 showing continued demand.
INVESTMENT THESIS
Sharpe Ratio (1995-2023)
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George Condo
▲0.78
All Art
0.38
S&P 500
0.53
43% Progress
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George Condo

(b. 1957)

Why we like this offering

1. The Artwork is created in George Condo's Psychological Cubism style, a term he coined to describe his appropriation of Pablo Picasso's cubist theory of perspective to illustrate multiple psychological states in a single moment.
2. As of June 27, 2023, recent Cubist portraits executed after 2008 which are of similar composition and period to the Artwork have recently sold at auction in excess of $3.1 million at auction, and include: **"Untitled"** (2013), which sold for $3,509,559 at Christie's on June 30, 2021, **"Lion Man"** (2012), which sold for $3,408,000 at Sotheby's on November 18, 2021, and **"Green Head Composition"** (2013), which sold for $3,116,881 at Sotheby's on March 2, 2022.
3. In February 2022, Hauser & Wirth inaugurated their new gallery location in the West Hollywood neighborhood of Los Angeles with a sold out, solo presentation of new works by George Condo called "People Are Strange".
4. To date, Masterworks has exited two other George Condo paintings. One of the offerings realized a 39.3% annualized rate of return to investors in the initial offering, net of all costs and fees, and the other realized a 21.5% annualized rate of return to investors in the initial offering, net of all costs and fees.
5. The Artwork is a prime example of George Condo's Drawing Paintings, a series he began in 2009 that is characterized by his inclusion of fragmented nudes and cartoonish butler figures drawn in charcoal and layered in pastels and acrylic paint.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$33,350,384	79	$5,805,000

Turnover by Year



59.9M
44.9M
29.9M
15M
11
12
13
14
15
16
17
18
19
20
21
22

Lots Auctioned



Sold
Unsold
122
91.5
61
30.5
11
12
13
14
15
16
17
18
19
20
21
22

Initial Offering Price	**$3,441,000**
Offering Circular	sec.gov/edgar

Painting







About George Condo

George Condo (b. 1957, New Hampshire) is one of America's most celebrated and influential contemporary artists. Works by George Condo reside in some of the most esteemed collections of contemporary art in the world, including The Museum of Modern Art, the Whitney Museum of American Art, the Solomon R. Guggenheim Museum, and the Metropolitan Museum of Art in New York.

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GEORGE

CONDO

b. 1957, UNITED STATES



Acrylic, charcoal and pastel on linen | 60 × 45 in. (152 × 114 cm.)

George Condo remains one of the most celebrated and influential American artists working today, known for his innovative style blending abstraction with figuration.

$3,441,000 INITIAL OFFERING	
20.8% HISTORICAL APPRECIATION OF SIMILAR WORKS[1,3]	**▲0.78** SHARPE RATIO[4]
23.2% ANNUAL GROWTH OF RECORD PRICE[2]	**16.8%** MEDIAN REPEAT SALE PAIR APPRECIATION[5]

The Artwork is created in George Condo's Psychological Cubism style, a term he coined to describe his appropriation of Pablo Picasso's cubist theory of perspective to illustrate multiple psychological states in a single moment. The Artwork is a prime example of George Condo's Drawing Paintings, a series he began in 2009 that is characterized by his inclusion of fragmented nudes and cartoonish butler figures drawn in charcoal and layered in pastels and acrylic paint. The Artwork is a group portrait with characteristically colorful, cubist heads and more naturalistic, sketched bodies. The most prominently featured figure is a nude woman in the foreground of the right half of the canvas. She stares out as if to dare the viewer to gaze upon her bare chest. To her left, a maniacal cartoonish bow-tied butler blatantly ogles her. Behind him, another face appears to be present; however, their gender and expression are lost to the geometric abstraction of the upper half of the canvas. As of June 27, 2023, recent Cubist portraits executed after 2008 which are of similar composition and period to the Artwork have recently sold at auction in excess of $3.1 million at auction, and include: "Untitled" (2013), which sold for $3,509,559 (£2,542,500) at Christie's in London on June 30, 2021, "Lion Man" (2012), which sold for $3,408,000 at Sotheby's in New York on November 18, 2021, and "Green Head Composition" (2013), which sold for $3,116,881 (£2,334,000) at Sotheby's in London on March 2, 2022. The Painting's subject, execution, and date make it a commercial and desirable work by George Condo.

AS OF JUNE 27, 2023, THE ARTIST'S TOP RECORDS ARE LED BY "FORCE FIELD" (2010), WHICH SOLD FOR HKD 53,150,000 ($6,857,413) AT CHRISTIE'S, HONG KONG ON JULY 10, 2020, "NUDE AND FORMS" (2014), WHICH SOLD FOR $6,162,500 AT CHRISTIE'S, NEW YORK ON MAY 17, 2018, AND LINEAR "CONNECTION" (2010), WHICH SOLD FOR $4,950,000 AT CHRISTIE'S, NEW

AUCTION RESULTS FOR SIMILAR WORKS[1,3]


$4M
$3M
$2M
$1M
2013
2014
2015
2015
2016
2017
2017
2018
2018
2019
2020
2020
2021
2022

George Condo (b. 1957, Concord, New Hampshire) is one of the most celebrated and influential American contemporary artists working today. In 1976, Condo enrolled in Art History and Music Theory at the University of Massachusetts, but left after two years to study at the Massachusetts College of Art in Boston. After one year in the program, Condo dropped out of school altogether to pursue his career as a painter and musician, and in 1979, moved to New York City where he supported himself with a series of odd jobs. Most notably, Condo briefly worked for Rupert Smith, who printed for Andy Warhol. During this time, Condo began teaching himself new painting techniques inspired by Old Master painters, such as Rembrandt van Rijn and Giambattista Tiepolo. George Condo's early work culminated in his first commercially successful shows organized in 1984, first by Monika Sprüth in Cologne, and shortly thereafter, by Pat Hearn and Barbara Gladstone in New York. By this time, Condo had developed friendships with other rising stars of the downtown art scene, including Jean-Michel Basquiat and Keith Haring. For the next two decades, Condo continued to work prolifically and was exhibited by major galleries and institutions, the most notable of which was the 2005 "One Hundred Women. Retrospective," which traveled from the Museum of Modern Art in New York to the Kunsthalle Bielefeld in Germany, as well as the 2006 "Wrong Gallery" exhibition at the Tate Modern in London. From September through November 2021, the artist was the subject of a major retrospective at the Long Museum in Shanghai, China, titled "George Condo: The Picture Gallery." This show included over 200 works and represented the artist's largest solo show to date in Asia.





GEORGE CONDO



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by George Condo with the following criteria: all Psychological Cubist Drawing Painting portraits on canvas from 2008 to present, 30 inches by 30 inches and 90 inches by 90 inches in size, excluding portraits with predominantly monochromatic palettes and portraits with more than three discernible figures. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 20.8% CAGR implied from selected sales occurring from February 13, 2014 to March 2, 2022.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for George Condo has a risk-adjusted appreciation of 0.77. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Paintings by George Condo have a record price compound annual growth rate ("CAGR") of 23.5% from May 6, 1986, to December 31, 2022. This calculation is based on (i) a record price of $2,500 on May 6, 1986, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $5,805,900, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for George Condo is 17.4%, which is based on 79 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of George Condo was May 6, 1992, and ending on the last date a repeat sale occurred for such artist, which in the case of George Condo was December 14, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.